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	NORTH PITTSBURHG SYSTEMS, Inc.
(Name of Registrant as Specified in Its Charter)

		PHILLIP GOLDSTEIN
(Name of Person(s) Filing Proxy Statement,if other than the
Registrant)

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Full Value Partners L.P.
Park 80 West, Plaza Two
Saddle Brook, NJ 07663
Phone (201) 556-0092
Fax (201) 556-0097


June 14, 2007

Mr. Harry R. Brown
President and Chief Executive Officer
North Pittsburgh Systems Inc.
4008 Gibsonia Road
Gibsonia, PA 15044-9311


Dear Mr. Brown:

We are writing to bring to your attention the recent announcement by CT Communications, Inc. ("CTCI") that it has entered into an agreement to merge with Windstream Corporation ("WIN"). WIN is purchasing CTCI for $31.50 per share, a 46% premium to CTCI's closing price the day before the announcement. This is yet another recent example of the accelerating consolidation taking place in the RLEC industry.

At $31.50 per share, WIN is paying approximately $3,700 per access line and 10.1x LTM EBITDA for CTCI. Based on these metrics, and using some conservative assumptions with respect to its wireless assets, we think a strategic buyer of NPSI could pay $28.50 to $31.00 per share for the company. This represents a premium of 46% to 59% to NPSI's current market price of $19.46 per share. As you are no doubt aware, Winstream has contiguous assets with NPSI and would certainly be in a position to pay an attractive multiple for NPSI given the potential cost synergies of such a merger.

We reiterate our view that delaying the inevitable, i.e. a sale of NPSI, is putting shareholders at risk of permanent capital loss. We believe there is significant shareholder support for a sale of NPSI especially in light of the stock's recent weakness. We would like to avoid the disruption of a proxy contest but we cannot idly sit by while NPSI's value deteriorates.

Sincerely,



Andrew Dakos
Managing Member
Full Value Advisors LLC
General Partner